Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Arlo Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2018 Equity Incentive Plan Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,500,000	$7.30	$10,950,000.00	0.0000927	$1,015.07
Total Offering Amounts					$10,950,000.00		$1,015.07
Total Fee Offsets							—
Net Fee Due							$1,015.07

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Common Stock (“Common Stock”) of Arlo Technologies, Inc. (the “Registrant”) that become issuable under the Arlo Technologies, Inc. 2018 Equity Incentive Plan, as amended (the “2018 EIP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction.

2.Represents shares of Common Stock authorized for issuance under the 2018 EIP pursuant to an amendment approved by the Board of Directors of the Registrant on August 11, 2022 without stockholder approval pursuant to Rule 303A.08 of the New York Stock Exchange Listed Company Manual (“Rule 303A.08”), which shares are reserved for issuance upon the exercise of outstanding stock options or pursuant to the vesting of restricted stock units or performance restricted stock units granted under the 2018 EIP as inducement grants pursuant to Rule 303A.08.

3.This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on August 9, 2022, as reported on the New York Stock Exchange.